UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

	Commission File Number:		333-15079-01
JPM Capital Trust I
(Exact name of registrant as specified in its charter)
270 Park Avenue, New York, New York 10017, (212) 270-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
7.54% Cumulative Capital Securities
(Title of each class of securities covered by this Form)
N/A
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)			[X]
Rule 12g-4(a)(2)			[ ]
Rule 12h-3(b)(1)(i)			[X]
Rule 12h-3(b)(1)(ii)			[ ]
Rule 15d-6			[ ]
Approximate number of holders of record as of the certification or notice date:			None

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	May 18, 2010	By:	/s/ Anthony J. Horan
Anthony J. Horan, Regular Trustee